                                                                  EXHIBIT 10.5




                                    FORM OF



                                OPTION AGREEMENT



                                 BY AND BETWEEN


                       WACKENHUT CORRECTIONS CORPORATION,
                             A FLORIDA CORPORATION
                                   ("SELLER")





                                      AND





                         CPT OPERATING PARTNERSHIP L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                                 ("PURCHASER")





                            __________________, 1998

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                               TABLE OF CONTENTS




                                                                                                               PAGE
ARTICLE I
         DEFINITIONS..............................................................................................1

ARTICLE II
         OPTION TO SELL AND PURCHASE AND AGREEMENT TO LEASE.......................................................7

                  2.1      Option to Sell and Purchase............................................................7
                  2.2      Exercise of Option.....................................................................7
                  2.3      Agreement to Lease.....................................................................8

ARTICLE III
         PURCHASE PRICE...........................................................................................8

                  3.1      Payment of Purchase Price..............................................................8

ARTICLE IV
         ITEMS TO BE FURNISHED TO PURCHASER BY SELLER.............................................................8

                  4.1      Due Diligence Materials................................................................8
                  4.2      Due Diligence Review...................................................................9

ARTICLE V
         TITLE AND SURVEY........................................................................................10

                  5.1      Title Commitment, Exception Documents and Survey......................................10
                  5.2      Review Period.........................................................................10
                  5.3      Additional Exceptions.................................................................11

ARTICLE VI
         REPRESENTATIONS, WARRANTIES,
         COVENANTS AND AGREEMENTS................................................................................11

                  6.1      Representations and Warranties of Seller..............................................11
                  6.2      Covenants and Agreements of Seller....................................................15
                  6.3      Representations and Warranties of Purchaser...........................................16

ARTICLE VII
         CONDITIONS TO OBLIGATIONS...............................................................................17



                                       i
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
                  7.1      Conditions to the Purchaser's Obligations.............................................17
                  7.2      Failure of Conditions to Purchaser's Obligations......................................19
                  7.3      Conditions to the Seller's Obligations................................................19
                  7.4      Failure of Conditions to Seller's Obligations.........................................19

ARTICLE VIII
         PROVISIONS WITH RESPECT TO THE CLOSING..................................................................20

                  8.1      Seller's Closing Obligations..........................................................20
                  8.2      Purchaser's Closing Obligations.......................................................21
ARTICLE IX
         EXPENSES OF CLOSING.....................................................................................21

                  9.1      Adjustments...........................................................................21
                  9.2      Closing Costs.........................................................................21
                  9.3      Commissions/Broker's Fees.............................................................22

ARTICLE X
         DEFAULT AND REMEDIES....................................................................................22

                  10.1     Seller's Default; Purchaser's Remedies................................................22
                  10.2     Purchaser's Default; Seller's Remedies................................................23

ARTICLE XI
         MISCELLANEOUS...........................................................................................23

                  11.1     Survival..............................................................................23
                  11.2     Right of Assignment...................................................................24
                  11.3     Notices...............................................................................24
                  11.4     Entire Agreement; Modifications.......................................................25
                  11.5     Applicable Law........................................................................25
                  11.6     Captions..............................................................................25
                  11.7     Binding Effect........................................................................25
                  11.8     Extension of Dates....................................................................25
                  11.9     Time is of the Essence................................................................25
                  11.10    Waiver of Conditions..................................................................25
                  11.11    Memorandum of Option..................................................................26
                  11.12    Liability of General Partner of Purchaser.............................................26

LIST OF EXHIBITS.................................................................................................29

                                OPTION AGREEMENT


         THIS OPTION AGREEMENT (the "Agreement") is made and entered into by and between WACKENHUT CORRECTIONS CORPORATION, a Florida corporation (hereinafter referred to as "Seller"), and CPT OPERATING PARTNERSHIP L.P., a Delaware limited partnership (hereinafter referred to as "Purchaser"). Seller and Purchaser are sometimes collectively referred to herein as the "Parties" and each of the Parties is sometimes singularly referred to herein as a "Party".

                                    RECITALS

         A. Seller is the owner of, or has the right to acquire, the Property (as hereinafter defined), consisting of certain real property and improvements thereon being more particularly described on Exhibit A attached hereto and made a part hereof; and,

         B. In connection with Purchaser's acquisition of certain properties from Seller pursuant to an Agreement of Sale and Purchase dated of even date herewith, Purchaser desires to obtain, and Seller desires to grant to Purchaser, an option to acquire the Property, and, simultaneous with any such acquisition, to enter into a lease transaction pursuant to which Purchaser shall lease to Seller, and Seller shall lease from Purchaser, the Property;

         NOW, THEREFORE, in consideration of the sum of One Hundred Dollars ($100.00) paid to Seller by Purchaser, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         As used herein (including any Exhibits attached hereto), the following terms shall have the meanings indicated:

         "Accreditations" shall mean any and all accreditations and/or certifications from any non-governmental entities required in connection with the current or contemplated operation of the Property.

         "Applicable Notices" shall mean any reports, notices of violation, or notices of compliance issued in connection with any Accreditations or Permits.

         "Bill of Sale" shall mean a bill or bills of sale in substantially the same form as Exhibit B, attached hereto, and sufficient to transfer to Purchaser all Personal Property.

         "Business Agreements" shall mean any leases, contract rights, loan agreements, mortgages, easements, covenants, restrictions or other agreements or instruments affecting all or a portion of the Property, to the extent the same are assignable by Seller, but specifically excluding all of Seller's Operating and Service Agreements.

         "Business Day(s)"shall mean calendar days other than Saturdays, Sundays and legal holidays.

         "Certificate of Non-Foreign Status" shall mean a certificate dated as of the Closing Date, addressed to Purchaser and duly executed by Seller, in substantially the same form as Exhibit C, attached hereto.

         "Claim" shall mean any obligation, liability, lien, encumbrance, loss, damage, cost, expense or claim, including, without limitation, any claim for damage to property or injury to or death of any person or persons.

         "Closing" shall mean the consummation of the sale and purchase provided for herein, to be held at the offices of Akerman, Senterfitt & Eidson, P.A., One SE Third Avenue, Miami, Florida, or such other place as the Parties may mutually agree.

         "Closing Certificate" shall mean a certificate in substantially the same form as Exhibit D, attached hereto, wherein Seller and Purchaser, respectively, shall represent that the representations and warranties of Seller and Purchaser, respectively, contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

         "Closing Date" shall mean the actual day on which a transaction contemplated hereby is closed with the transfer of title to the Property. The Parties agree that the closing date shall be sixty (60) days following Purchaser's exercise of the Option, or such earlier or later date as shall be hereafter mutually agreed upon by the Parties, except that if construction of the Property is not completed prior to the Closing Date, then the Closing Date shall be extended until such construction has been completed unless Purchaser elects to waive completion of construction in which event the Seller's representations and warranties in Section 6.1(f), (g), (i) shall be deemed waived by Purchaser.

         "Deed" shall mean a deed in substantially the same form as Exhibit E, attached hereto (as the same may be modified to comply with local law and custom), executed by Seller, as grantor, in favor of Purchaser, as grantee, conveying the Land and Improvements to Purchaser, subject only to the Permitted Exceptions.

         "Due Diligence Materials" shall mean the information to be provided by Seller to Purchaser pursuant to the provisions of Section 4.1 hereof.

         "Effective Date" shall mean the date the Option is validly exercised.

         "Engineering Documents" shall mean all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, Americans with Disabilities Act compliance reports, environmental reports and studies, professional inspection reports, construction and/or architect's reports or certificates, feasibility studies, appraisals, and other similar plans and studies that relate to the Real Property or the Personal Property, to the extent the same are assignable by Seller.

         "Exception Documents" shall mean true, correct and legible copies of each document listed as an exception to title in the Title Commitment.

         "Excluded Personal Property" shall mean all those items of tangible and intangible personal property described on Exhibit F.

         "Fixtures" shall mean all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now or on the Closing Date located in, on or used in connection with, and permanently affixed to or incorporated into, the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, electronic security equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the Parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the definition of Personal Property and Excluded Personal Property.

         "Hazardous Materials" shall mean any substance, including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

         "Hazardous Materials Law" shall mean any local, state or federal law relating to environmental conditions and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Waste Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

         "Improvements" shall mean all buildings, improvements, structures and Fixtures now or on the Closing Date located on the Land, including, without limitation, landscaping, parking lots and



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

structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called "infrastructure" improvements.

         "Intangible Property" means all Permits, Business Agreements and other intangible property or any interest therein now or on the Closing Date owned or held by Seller in connection with the Real Property, including all water rights and reservations, rights to use the trade name applicable to the Property (but excluding the name "Wackenhut Corrections" or any derivative thereof), as depicted on Exhibit A hereof, and zoning rights related to the Real Property, or any part thereof, to the extent the same are assignable by Seller; provided, however, "Intangible Property" shall not include the general corporate trademarks, trade names (except as set forth in the preceding sentence), service marks, logos or insignia or the books and records of Seller, Seller's accounts receivable and Seller's business and operating licenses for the facilities on the Real Property.

         "Land" means the real property more particularly described on Exhibit A, attached hereto and made a part hereof, together with all of Seller's rights, titles, appurtenant interests, covenants, licenses, privileges and benefits thereto belonging, and Seller's right, title and interest in and to any easements, rights-of-way, rights of ingress or egress or other interests in, on, or to any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property.

         "Laws" means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, health and safety, disabled or handicapped persons.

         "Lease" shall mean the Master Agreement to Lease and the Lease Agreement in substantially the same form as Exhibit G, attached hereto and made a part hereof, which shall be executed and delivered by Seller (or an affiliate of Seller) and Purchaser at the Closing, and pursuant to the terms of which Purchaser shall lease the Property to Seller (or an affiliate of Seller) following the Closing.

         "Material" and "Materially" shall mean a condition, noncompliance, defect or other fact which would: (a) cost, in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) and, with respect to any single defect or fact, would cost in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), to correct or repair; or (b) in the aggregate, result in a loss to Purchaser or a reduction in the value of the Property in excess of Five Hundred Thousand Dollars ($500,000.00) and, with respect to any single defect or fact, would result in a loss to Purchaser or a reduction in the value of the Property in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

         "Option" shall mean the option to purchase the Property granted by Seller to Purchaser pursuant to Section 2.1 hereof.

         "Option Period" shall mean the period of time within which the Option must be exercised (if at all) by Purchaser, which shall expire on the earlier to occur of (i) four (4) years from receipt of a certificate of occupancy (or its equivalent) for the Property, or (ii) six
(6) months after the Property achieves an occupancy level of 75% of the number of beds authorized under the certificate of occupancy (or its equivalent) for the Property.

         "Permits" shall mean all permits, licenses (but excluding Seller's business and operating licenses,) approvals, entitlements and other governmental, quasi-governmental and nongovernmental authorizations including, without limitation, certificates of use and occupancy, required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Real Property, to the extent the same are assignable by Seller. As used herein, "quasi-governmental" shall include the providers of all utility services to the Real Property.

         "Permitted Exceptions" shall mean those title exceptions which have been approved in writing by Purchaser, or are deemed to have been approved by Purchaser as set forth in Sections 5.2 and 5.3 hereof.

         "Personal Property" shall mean all Intangible Property, Warranties, and Engineering Documents, and all those items of tangible personal property described on Exhibit H, attached hereto, other than the Fixtures and the Excluded Personal Property, now or on the Closing Date owned by Seller and located on or about the Land or Improvements or used in connection with the operation thereof (specifically excluding personal property owned by employees of Seller and personal property owned by inmates or detainees housed at the Real Property).

         "Property" shall mean, collectively, the Land, the Improvements, the Fixtures, and the Personal Property.

         "Purchase Price" shall mean an amount equal to the aggregate costs related to the acquisition, development, design, construction, equipment and start-up of the Property which, in the case of goods or services provided by Seller, shall not exceed the costs which would be paid therefor if purchased from a third party in an arm's-length transaction.

         "Real Property" shall mean the Land, the Improvements and the Fixtures.

         "Review Period" means a period commencing on the Effective Date and ending thirty (30) days from the date of Purchaser's receipt of the last of the following documents: Title Commitment, Exception Documents, Search Reports, Survey or Due Diligence Materials.

         "Search Reports" shall mean reports of searches made of the Uniform Commercial Code Records of the County in which the Property is located, and of the office of the Secretary of State of the State in which the Property is located and in the State in which the principal office of Seller is located, which searches shall reflect that none of the Property is encumbered by liens or security interests, which will remain on the Property after the Closing. The Search Reports shall be updated, at Seller's expense, at or within five (5) days prior to Closing.

         "Seller's Operating and Service Agreements" shall mean all management, service and operating agreements and contracts entered into by Seller with respect to the Property, including, but not limited to, agreements and contracts to house inmates at the Property, food service and equipment agreements, inmate pay telephone service agreements, medical and pharmaceutical service and supply agreements, drug testing service agreements, public performance and licensing agreements for motion picture video cassettes, inmate educational and instructional service agreements, refuse service agreements, pest control service agreements and machinery, equipment and uniform rental and service agreements.

         "Seller's Personal Property" shall mean all machinery, equipment, tools, furniture, furnishings, movable walls or partitions, computers, signage, trade fixtures or other tangible and intangible personal property, including Seller's accounts receivable and business and operating licenses, and consumable inventory and supplies, used or useful in Seller's business on the Property, other than those items included within the definition of Personal Property.

         "Survey" shall mean a current "as-built" ALTA survey, certified to ALTA requirements, prepared by an engineer or surveyor licensed in the State in which the Land is located and reasonably acceptable to Purchaser, which shall:
(a) include a narrative legal description of the Land by metes and bounds (which shall include a reference to the recorded plat, if any), and a computation of the area comprising the Land in both acres and gross square feet (to the nearest one thousandth of said respective measurement; (b) accurately show the location on the Land of all improvements (dimensions thereof at the ground surface level and the distance therefrom to the facing exterior property lines of the Land), building and set-back lines, parking spaces (including number of spaces), fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains and flood prone areas, canals, ditches, easements, roads, rights-of-way and encroachments; (c) location of encroachments, if any, upon adjoining property, or from adjoining property, upon the Land; (d) state the zoning classification of the Land; (e) be certified as of the date of the Survey to the Seller, the Purchaser, the Title Company, and any third-party lender designated by Purchaser; (f) legibly identify any and all recorded matters shown on said survey by appropriate volume and page recording references; (g) show the location and names of all adjoining streets and the distance to the nearest streets intersecting the streets that adjoin the Land; (h) be satisfactory to (and updated from time to time as may be required by) the Title Company so as to permit it to delete the standard exception for survey matters and replace it with an exception for the matters shown on the Survey; and (i) include a written Surveyor's Certification in substantially the same form as set forth on Exhibit I, attached hereto.

         "Title Commitment" shall mean a current commitment issued by the Title Company to the Purchaser pursuant to the terms of which the Title Company shall commit to issue the Title Policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.

         "Title Company" shall mean _____________ Title Insurance Corporation or the national service office of another title insurance company licensed in the state in which the Property is located and selected by Seller and reasonably satisfactory to Purchaser.

         "Title Policy" shall mean an ALTA Extended Coverage Owner's Policy of Title Insurance (10/17/92 Form), or comparable state promulgated policy, with liability in the amount of the Purchase Price, dated as of the Closing Date, issued by the Title Company, insuring title to the fee interest in the Real Property in Purchaser, subject only to the Permitted Exceptions and to the standard printed exceptions included in the ALTA standard form owner's extended coverage policy of title insurance including such other endorsements as requested by Purchaser, with the following modifications: (a) the exception for survey matters shall be deleted and replaced by an exception for the matters shown on the Survey; (b) the exception for ad valorem taxes shall reflect only taxes for the current and subsequent years; (c) any exception as to parties in possession shall be limited to rights of Seller in possession, as lessee only, pursuant to the Lease; and (d) there shall be no general exception for visible and apparent easements or roads and highways or similar items (with any exception for visible and apparent easements or roads and highways or similar items to be specifically referenced to and shown on the Survey and also identified by applicable recording information).

         "Warranties" shall mean all warranties and guaranties with respect to the Real Property or Personal Property, whether express or implied, which Seller now holds or under which Seller is the beneficiary, to the extent the same are assignable by Seller.


                                   ARTICLE II

               OPTION TO SELL AND PURCHASE AND AGREEMENT TO LEASE

         2.1 Option to Sell and Purchase. Seller hereby grants Purchaser the exclusive Option to purchase the Property for the Purchase Price. The option must be exercised by Purchaser (if at all) prior to the expiration of the Option Period. Upon Purchaser's valid exercise of the Option, this Agreement shall be deemed a contract between Seller and Purchaser whereby, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, the Property, for the Purchase Price and subject to the terms and conditions of this Agreement. Purchaser acknowledges that Seller may elect to transfer some or all of the Property to one or more affiliates of Seller prior to the Closing Date subject to the terms and conditions of this Agreement. In such event, Seller shall, upon the exercise of the Option by Purchaser and in accordance with the terms and conditions of this Agreement, cause such affiliates to sell, convey, assign, transfer and deliver to Purchaser such portion(s) of the Property as may be transferred to such affiliate(s). In the event of any such transfers of some or all of the Property to any affiliate of Seller, Seller shall not be relieved of any of its obligations or liability hereunder. From and after the date of any such transfer, the term "Seller" as used herein shall refer to both



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



Wackenhut Corrections Corporation and the recipient of such transfer collectively, and to each such party individually.

         2.2 Exercise of Option. Purchaser may exercise the Option only by providing to Seller Purchaser's written, unqualified notice of its exercise of the Option, in accordance with the provisions of Section 11.3 hereof. The effective time and date of such exercise shall be the date such notice is deemed received by Seller pursuant to the provisions of Section 11.3 hereof. In the event the Option is not duly exercised by Purchaser within the time set forth in Section 2.1 above, the Option and this Agreement shall expire and the Parties shall have no further obligation hereunder. Notwithstanding any other term or provision hereof, unless Purchaser waives any of the following, the Option shall not be exercisable unless and until (i) Seller has completed its development and construction of the Improvements on the Property (other than minor punch list items, which shall be diligently and promptly completed should Purchaser exercise the Option) and Seller has received final certificates of use and occupancy, and such other permits, licenses, approvals, agreements and authorizations as are required for the operation of the Property for its intended use and (ii) Seller and Purchaser shall have consummated the transactions contemplated by that certain Agreement of Sale and Purchase, of even date herewith.

         2.3 Agreement to Lease. If Purchaser exercises the Option, then, on the Closing Date, and subject to performance by the Parties of the terms and provisions of this Agreement, Purchaser shall lease to Seller and Seller shall lease from Purchaser, the Property at the rental and upon the terms and conditions set forth in the Lease.


                                  ARTICLE III

                                 PURCHASE PRICE

         3.1 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser delivering to the Seller, at the Closing, Federal Reserve wire transfer funds or other immediately available collected funds payable to the order of the Seller in the sum equal to the Purchase Price, subject to adjustment as herein provided. On or before the Closing, the Parties shall agree on an allocation of the Purchase Price as between the Real Property and the Personal Property.


                                   ARTICLE IV

                  ITEMS TO BE FURNISHED TO PURCHASER BY SELLER

         4.1 Due Diligence Materials. Within fifteen (15) days after the Effective Date, Seller shall deliver to Purchaser for its review the following items:

               (a) True, correct, complete and legible copies of all Business Agreements, Warranties, Permits, Accreditations, Applicable Notices, Engineering Documents and Seller's Operating and Service Agreements (solely for the purposes of this Section 4.la., the terms Business Agreements, Warranties, Permits, and Engineering Documents shall include all agreements, documents, and instruments otherwise included within such definitions, whether or not the same are assignable by Seller);

               (b) True, correct, complete and legible copies of tax statements or assessments for all real estate and personal property taxes assessed against the Property for the current and the two prior calendar years, if available;

               (c) True, correct and legible listing of all Fixtures, Personal Property and Excluded Property, including a current depreciation schedule;

               (d) True, correct, complete and legible copies of all existing fire and extended coverage insurance policies and any other insurance policies pertaining to the Property, if any;

               (e) True, correct, complete and legible copies of all instruments evidencing, governing or securing the payment of any loans secured by the property or related thereto. Seller may make such instruments available for inspection and copying by Purchaser at Seller's principal office;

               (f) True, correct, complete and legible copies of any and all environmental studies or impact reports relating to the Property, if any, and any approvals, conditions, orders or declarations issued by any governmental authority relating thereto (such studies and reports shall include, but not be limited to, reports indicating whether the Property is or has been contaminated by Hazardous Materials and whether the Property is in compliance with the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, as applicable);

               (g) True, correct, complete and legible copies of any and all litigation files with respect to any pending litigation and claim files for any claims made or threatened, the outcome of which might materially affect the Property or the use and operation of the Property. Seller may make such files available for inspection and copying by Purchaser at Seller's principal office.

               (h) Actual operating statements for the Property or, if the Property has not been operated by Seller for twelve months prior to the Effective Date, projected operating results for the Property.

               (i) The Certificate of Occupancy, or its equivalent, for the Property, if construction of the Property has been completed as of the Effective Date.

         4.2 Due Diligence Review. During the Review Period, Purchaser shall be entitled to review the Due Diligence Materials delivered by Seller to Purchaser pursuant to the provisions of Section 4.1 above. If Purchaser shall, for any reason in Purchaser's sole discretion, judgment and opinion, disapprove or be dissatisfied with any aspect of such information, or the Property, then Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller on or before the expiration of the Review Period, whereupon this Agreement shall automatically be rendered null and void, all moneys which have been delivered by Purchaser to Seller or the Title Company shall be immediately returned to Purchaser and thereafter neither Party shall have any further obligations or liabilities to the other hereunder. Alternatively, Purchaser may give written notice setting forth any defect, deficiency or encumbrance and specify a time within which Seller way remedy or cure such matter (before or after the expiration of the Review Period), but Seller shall have no obligation to remedy or cure any such matters objected to by Purchaser. If any defect, deficiency or encumbrance, so noticed, is not satisfied or resolved to the satisfaction of Purchaser, in Purchaser's sole discretion, within the time period specified in the written notice, this Agreement shall, at the option of Purchaser, terminate as provided in this Section; said option to terminate to be exercised, if at all, by Purchaser giving written notice thereof to Seller and simultaneously paying Seller the sum of One Hundred Dollars ($100.00) within three (3) Business Days after the expiration of said specified time period. In the event Purchaser fails to exercise its option to terminate this Agreement within the time and in the manner set forth in this Section 4.2, then Purchaser shall be deemed to have accepted and approved the Due Diligence Materials and the Property, and to have waived any such defect, deficiency or encumbrance.


                                   ARTICLE V

                                TITLE AND SURVEY

         5.1   Title Commitment, Exception Documents and Survey. Within thirty
(30) days after the Effective Date, Seller shall deliver or cause to be delivered to Purchaser, the Title Commitment, Exception Documents, Survey, and Search Reports.

         5.2 Review Period. Purchaser shall have the right to review the Title Commitment, Exception Documents, Survey and Search Reports for a period of thirty (30) days from the date of Purchaser's receipt of the last of such items. In the event any matters appear therein that are unacceptable to Purchaser, other than the Permitted Exceptions, Purchaser shall, within said thirty (30) day period, notify Seller in writing of such fact. Upon the expiration of said thirty (30) day period, Purchaser shall be deemed to have accepted all exceptions to title referenced in the Title Commitment and all matters shown on the Survey except for matters which are the subject of a notification made under the preceding sentence, and such accepted exceptions shall be included in the term "Permitted Exceptions" as used herein; provided, however, in no event shall any of the items listed on Schedule B-1 or C of the Title Commitment constitute Permitted Exceptions for purposes hereof. In the event that Purchaser objects to any such matters within the thirty (30) day Review Period, Seller shall have thirty (30) days from receipt of such notice within which to eliminate or modify any such unacceptable exceptions or items, however, Seller shall have no obligation to eliminate or modify any such unacceptable exceptions or items. In the event that Seller is unable or unwilling to eliminate or modify such unacceptable items to the satisfaction of Purchaser on or before the expiration of said thirty (30) day period, Purchaser may either (a) waive such objections and accept title to the Property subject to such unacceptable items (which items shall then be deemed to constitute part of the "Permitted Exceptions"), or (b) terminate this Agreement by written notice to Seller, whereupon this Agreement shall automatically be rendered null and void, all moneys which have been delivered by Purchaser to Seller or the Title Company shall be immediately returned to Purchaser, and thereafter neither Party shall have any further obligations or liabilities to the other hereunder.

         5.3 Additional Exceptions. In the event that at any time the Title Commitment, Exception Documents, Survey or Search Reports are modified (other than the deletion or elimination of any item as to which Purchaser has made an objection), Purchaser shall have the right to review and approve or disapprove any such modification and to terminate this Agreement in the event that Seller is unwilling or unable to eliminate any such matters to the satisfaction of Purchaser in accordance with the provisions of Section 5.2 above, except that Purchaser's Review Period as to such additional items shall be for a period expiring on the date that is the earlier to occur of (a) fifteen (15) days following the date of Purchaser's receipt of such modification, and (b) the date of Closing, and all other time periods referred to in Section 5.2 shall expire on the date that is the earlier of (i) the final day of the specified time period as set forth therein, and (ii) the Closing Date.



                                   ARTICLE VI

             REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         6.1 Representations and Warranties of Seller. To induce Purchaser to enter into this Agreement and to purchase the Property, Seller represents and warrants to Purchaser as follows;

               (a) Seller has the right to acquire and at the Closing, will have and will convey, transfer and assign to Purchaser, or Seller will cause the conveyance, transfer and assignment to Purchaser of, good, indefeasible, marketable and insurable title to the Land, free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, easements, encroachments, claims and any other matters affecting title or use of the Property, except the Permitted Exceptions.

               (b) Seller has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to convey the Property fully and completely to Purchaser at Closing and to lease the Property from Purchaser following Closing. The consummation of the transactions contemplated herein does not require the approval of Seller's shareholders or any third party, except such third party approvals as Seller has obtained or will obtain prior to the Closing Date. The execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under, any indenture, agreement, instrument or obligation to which Seller is a party or by which the Property or any portion thereof is bound; and does not, and at the Closing will not, to Seller's knowledge, constitute a violation of any Laws, order, rule or regulation applicable to Seller or any portion of the Property of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any portion of the Property.

               (c) Except as may be disclosed in the Exception Documents, there are no adverse or other parties in possession of the Property or of any part thereof and Seller has not granted to any party any license, lease or other right relating to the use or possession of the Property.

               (d) As of the date of this Agreement, no notice has been received from any insurance company that has issued a policy with respect to any portion of the Property or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work and as of the Closing no such notice will have been received which shall not have been cured. As of the date of this Agreement, no notice has been received by Seller from any issuing insurance company that any of such policies will not be renewed, or will be renewed only at a higher premium rate than is presently payable therefor.

               (e) No pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Property or any portion thereof exists as of the date of this Agreement. Seller has not heretofore received any notice, and has no knowledge, that any such proceeding or charge is contemplated. Seller, as of the date of this Agreement, has not received any notice of a proposed increase in the assessed valuation of the Property.

               (f) All Improvements (including all utilities) have been, or as of the Closing will be, completed and installed in accordance with the plans and specifications approved by the governmental authorities having jurisdiction to the extent applicable and are transferable to Purchaser without additional cost. Permanent certificates of occupancy, all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been, or as of the Closing will be, issued for the Improvements, and, as of the Closing, where required, all of the same will be in full force and effect. Except as may be set forth in any of the Due Diligence Materials, the Improvements, as designed and constructed, comply or will comply with all statutes, restrictions, regulations and ordinances applicable thereto, including but not limited to the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, as applicable.

               (g) As of the Closing, the water, sewer, gas and electricity lines, storm sewer and other utility systems on the Land will be adequate to serve the utility needs of the Property as operated as a correctional/detention facility or such other use specified in the Permits. All utilities required for the operation of the Improvements will enter the Land through adjoining public streets or through adjoining private land in accordance with valid public or private easements that will inure to the benefit of Purchaser. As of the Closing, all approvals, licenses and permits required to fully operate said utilities will have been obtained and will be in force and effect. All of said utilities are installed and operating, or will be by Closing, and all installation and connection charges have been or will be paid in full.

               (h) Except as my be set forth in any of the Due Diligence Materials, the location, construction, occupancy, operation and use of the Property (including the Improvements) do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health and environmental laws and regulations, the Americans with Disabilities Act and
Section 504 of the Rehabilitation Act of 1973, as applicable.

               (i) Except as may be set forth on any of the Due Diligence Materials, there are not any structural defects in any of the buildings or other Improvements constituting the Property. The Improvements, all heating, electrical, plumbing and drainage at, or servicing, the Property and all facilities and equipment relating thereto, will be, as of the Closing, in good condition and working order and adequate in quantity and quality for the normal operation of the Property as operated as a correctional/detention facility or such other use as may be specified in the Permits. No part of the Property has been destroyed or damaged by fire or other casualty. There are no unsatisfied requests for repairs, restorations or alterations with regard to the Property from any person, entity or authority, including but not limited to any lender, insurance provider or governmental authority.

               (j) There exist no service contracts, management or other agreements applicable to the Property or amendments, modifications or terminations thereto, to which Seller is a party or otherwise known to Seller, other than Seller's Operating and Service Agreements, the Business Agreements and those agreements furnished to Purchaser pursuant to Section 4.1.

               (k) Seller is not in default in any manner which would result in a material adverse effect on Seller under any of the Business Agreements, or Seller's Operating and Service Agreements or any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property or any portion thereof and, to Seller's knowledge, no other party to any of the foregoing is in default thereunder.

               (l) There are no actions, suits or proceedings pending or, to Seller's knowledge, threatened against or affecting the Property or any portion thereof, or relating to or arising out of the ownership or operation of the Property, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, other than those disclosed to Purchaser pursuant to Section 4.1. All judicial proceedings concerning the Property" will be finally dismissed and terminated prior to Closing, excluding inmate lawsuits and other lawsuits in which Seller is involved in its ordinary course of business.

               (m) The Property has free and unimpeded access to presently existing public highways and/or roads (either directly or by way of perpetual casements); and all approvals necessary therefor will be in full force and effect as of the Closing. To the best of Seller's knowledge, no fact or condition exists which would result in the termination of the current access from the Property to any presently existing public highways and/or roads adjoining or situated on the Property.

               (n) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or, to Seller's knowledge, pending or threatened against Seller or the Property.

               (o) Except as may be set forth in any of the Due Diligence Materials, no Hazardous Materials have been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Property by Seller or to Seller's knowledge. No activity has been undertaken on the Property by Seller or to Seller's knowledge which would cause (i) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of RCRA or any Hazardous Materials Law, (ii) a release or threatened release of Hazardous Materials from the Property within the meaning of, or otherwise bring the Property within the ambit of, CERCLA or SARA or any Hazardous Materials Law or (iii) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Law. No activity has been undertaken with respect to the Property by Seller or to Seller's knowledge which would cause a violation or support a claim under RCRA, CERCLA, SARA or any Hazardous Materials Law. No investigation, administrative order, litigation or settlement with respect to any Hazardous Materials is in existence with respect to the Property, nor, to Seller's knowledge, is any of the foregoing threatened. No notice has been received by Seller from any entity, governmental body or individual claiming any violation of any Hazardous Materials Law, or requiring compliance with any Hazardous Materials Law, or demanding payment or contribution for environmental damage or injury to natural resources. Seller has not obtained and, to Seller's knowledge, is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of the Property by reason of any Hazardous Materials Law. Notwithstanding the representations made herein, such representations are and shall be deemed to be limited by the matters detailed in any Phase I Preliminary Site Assessment or other Due Diligence Materials obtained by or provided to Purchaser in connection herewith.

               (p) The Property includes all items of property, tangible and intangible, currently used by Seller in connection with the operation of the Property, other than the Excluded Personal

Property, Seller's Operating and Service Agreements, and property expressly excluded from the definition of the Property.

               (q) To the best of Seller's knowledge, the Due Diligence Materials delivered to Purchaser are true, correct and complete in all material respects,

         Provided Purchaser shall have first validly exercised the Option, Seller hereby agrees to indemnify and defend, at its sole cost and expense, and hold Purchaser, its successors and assigns, harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees and court costs) actually incurred of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Purchaser at any time and from time to time by reason of or arising out of (a) the material breach of any representation or warranty of Seller set forth in Section 6.1, (b) the failure of Seller, in whole or in part, to perform any obligation required to be performed by Seller pursuant to Section 6.1 or (c) the ownership, construction, occupancy, operation, use and maintenance by Seller or its agents of the Property prior to the Closing Date. This indemnity applies, without limitation, to the violation on or before the Closing Date of any Hazardous Materials Law in effect on or before the Closing Date and any and all matters arising out of any act, omission, event or circumstance existing or occurring on or prior to the Closing Date (including, without limitation, the presence on the Property or release from the Property of Hazardous Materials disposed of or otherwise released prior to the Closing Date), regardless of whether the act, omission, event or circumstance constituted a violation of any Hazardous Materials Law at the time of its existence or occurrence. Subject to the provisions of Section 11.1, the provisions of this Section 6. 1 shall survive the Closing of the transaction contemplated by this Agreement and shall continue thereafter in full force and effect for the benefit of Purchaser, its successors and assigns. Notwithstanding any provision of this Agreement to the contrary, Purchaser may exercise any right or remedy Purchaser may have at law or in equity should Seller fail to meet, comply with or perform its indemnity obligations required by this Section 6.1. In the event a defect, claim or deficiency is actually discovered by Purchaser prior to Closing or is noticed in writing by Seller to Purchaser prior to Closing, Purchaser shall either terminate the Agreement as provided herein or waive the defect, claim or deficiency and proceed to Closing.

         The representations and warranties of Seller given herein are, and shall be deemed to be, effective only in the event Purchaser validly exercises the Option and only following the Effective Date.

         6.2 Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement:

               (a) Upon Completion of construction of the Improvements, Seller shall (i) operate the Property in the ordinary course of Seller's business and in the same manner as currently operated; and (ii) fully maintain and repair the Improvements, the Fixtures, and the Personal Property in good condition and repair.

               (b) Purchaser shall be entitled to make all inspections or investigations desired by Purchaser with respect to the Property or any portion thereof, and shall have complete physical access to the Property, which access shall occur at such times and in such manner so as to not unreasonably interfere with Seller's business operations or constitute a safety hazard, as reasonably determined by Seller.

               (c) Seller shall cause to be maintained in full force and effect fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of the Property in commercially reasonable amounts, but no less than currently in effect.

               (d) Seller shall pay when due all bills and expenses of the Property. Seller shall not voluntarily enter into or assume any new Business Agreements or modify, amend or terminate any existing Business Agreements with regard to the Property which are in addition to or different from those furnished and disclosed to Purchaser and reviewed and approved pursuant to
Section 4.1.

               (e) Seller shall not create or voluntarily permit to be created any liens, easements or other conditions affecting any portion of the Property or the uses thereof without the prior written consent of Purchaser.

               (f) Seller will pay, as and when due, all interest and principal and all other charges payable under any indebtedness of Seller secured by the Property from the date hereof until Closing, and will not suffer or permit any default or amend or modify the documents evidencing or securing any such indebtedness without the prior consent of Purchaser.

               (g) Seller will, subject to limitations provided by law with respect to privacy rights of inmates, give to Purchaser, its attorneys, accountants and other representatives, during normal business hours and as often as may be reasonably requested, full access to all books, records and files relating to the Property, so long as the same does not unreasonably interfere with Seller's business operations.

               (h) Seller shall not remove any Personal Property or Fixtures from the Land or Improvements without replacing same with substantially similar items of equal or greater value and repairing the damage, if any, to the Property as a result of such removal.

               (i) During the pendency of this Agreement, Seller, its corporate officers, directors, and agents shall not negotiate the sale or other disposition of the Property with any person or entity other than Purchaser, and shall not take any steps to initiate, consummate or document the sale or other disposition of the Property, or any portion thereof, to any person or entity other than Purchaser.

               (j) Prior to the Closing Date, Seller agrees to notify Purchaser in writing within three (3) Business Days of any offer received by, delivered to or communicated to Seller for the purchase, sale, acquisition or other disposition of the Property.

               (k) Seller shall provide representations, warranties and consents as may be reasonably required in connection with any public offering of stock or debt obligations by Purchaser, including but not limited to, inclusion of financial statements, summary financial information and other required information concerning Seller, or Seller as lessee under the Lease, in any Securities and Exchange Commission filings.

         6.3 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement and to sell the Property, Purchaser represents and warrants to Seller as follows:

               (a) Purchaser has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to purchase the Property from Seller at Closing, and to lease the Property to Seller following Closing,

               (b) The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under, any indenture, agreement, instrument or obligation to which Purchaser is a party; and does not, and at the Closing will not, constitute a violation of any Laws, order, rule or regulation applicable to Purchaser of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Purchaser.


                                  ARTICLE VII

                           CONDITIONS TO OBLIGATIONS

         7.1 Conditions to the Purchaser's Obligations. The obligations of Purchaser to purchase the Property from Seller and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at all times following the Effective Date and as of the Closing (or such other time period specified below), of each of the following conditions:

               (a) All of the representations and warranties of Seller set forth in this Agreement shall be true in all material respects and Seller shall deliver a Closing Certificate in substantially the same form attached hereto as Exhibit D updating such representations and warranties.

               (b) Seller shall have delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it prior to, or as of, the Closing.

               (c) Seller shall not be in receivership or dissolution or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

               (d) No material or substantial adverse change shall have occurred with respect to the condition, financial or otherwise, of the Seller or the Property.

               (e) Neither the Property nor any part thereof or interest therein shall have been taken by execution or other process of law in any action prior to Closing.

               (f) Seller shall have obtained and delivered to Purchaser a current report, dated no more than ten (10) days prior to the Closing Date, from a licensed pest control company reasonably acceptable to Purchaser, and which must show the Property to be free of all termite, or other destructive insect and pest infestation.

               (g) During the Review Period, Seller shall have obtained at Seller's expense and delivered to Purchaser a Phase I environmental site assessment report, dated no more than 60 days prior to the Closing Date, and performed by a licensed firm.

               (h) During the Review Period, Purchaser shall have satisfactorily completed an inspection of the Property with respect to the physical condition thereof by agents or contractors selected by Purchaser.

               (i) During the Review Period, Purchaser shall have received, in form acceptable to Purchaser, evidence of compliance by the Property with all building codes, zoning ordinances and other governmental entitlements as necessary for the operation of the Property for the current and intended use, including, without limitation, certificates of occupancy and such other permits, licenses, approvals, agreements and authorizations as are required for the operation of the Property for the current and intended use and acceptable evidence of no violations of building or other codes or laws.

               (j) During the Review Period, all necessary approvals, consents and the like of third parties to the validity and effectiveness of the transactions contemplated hereby have been obtained.

               (k) During the Review Period, Purchaser is reasonably satisfied that the Property is sufficient adequate for Seller to carry on the business now being conducted thereon and the Property is in good condition and repair as reasonably required for the proper operation and use thereof in compliance with applicable laws.

               (l) During the Review Period, Purchaser has reviewed and satisfied itself with respect to the Due Diligence Materials and shall not have terminated this Agreement pursuant to the provisions of Section 4.2 hereof.

               (m) No material portion of the Property shall have been destroyed by fire or casualty.

               (n) No condemnation, eminent domain or similar proceedings shall have been commenced or threatened with respect to any material portion of the Property.

               (o) Purchaser shall have been successful in causing the formation of a real estate investment trust whose interests have been sold to the public and in connection therewith shall have raised capital in an amount not less than $100,000,000.

         7.2 Failure of Conditions to Purchaser's Obligations. In the event any one or more of the conditions to Purchaser's obligations are not satisfied or waived in whole or in part at any time prior to or as of the Closing, Purchaser, at Purchaser's option, shall be entitled to: (a) terminate this Agreement by giving written notice thereof to Seller, whereupon all moneys, if any, which have been delivered by Purchaser to Seller or the Title Company shall be immediately refunded to Purchaser and Purchaser shall have no further obligations or liabilities hereunder; or (b) proceed to Closing hereunder.

         7.3 Conditions to the Seller's Obligations. The obligations of Seller to sell the Property to Purchaser and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at all times prior to and as of the Closing (or such other time period specified below), of each of the following conditions:

               (a) All of the representations and warranties of Purchaser set forth in this Agreement shall be true at all times prior to, at and as of, the Closing in all material respects and Purchaser shall deliver a Closing Certificate in substantially the same form attached hereto as Exhibit D updating such representations and warranties.

               (b) Purchaser shall have delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it prior to, or as of, the Closing.

               (c) Purchaser shall not be in receivership or dissolution or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

               (d) Purchaser shall have been successful in causing the formation of a real estate investment trust whose interests have been sold to the public and in connection therewith shall have raised capital in an amount not less than $100,000,000.

         7.4 Failure of Conditions to Seller's Obligations. In the event any one or more of the conditions to Seller's obligations are not satisfied or waived in whole or in part at any time prior to or as of the Closing, Seller, at Seller's option, shall be entitled to: (a) terminate this Agreement by giving written notice thereof to Purchaser, whereupon all moneys, if any, which have been delivered by Seller to Purchaser or the Title Company shall be immediately refunded to Seller and Seller shall have no further obligations or liabilities hereunder; or (b) proceed to Closing hereunder.



                                  ARTICLE VIII

                     PROVISIONS WITH RESPECT TO THE CLOSING

         8.1 Seller's Closing Obligations. At the Closing, Seller shall furnish and deliver to the Title Company for delivery to Purchaser, at Seller's expense, the following:

               (a) The Deed, Title Policy (or the Title Commitment marked-up and initialed by the Title Company), Bill of Sale, Certificate of Non-Foreign Status, Closing Certificate and Lease, each duly executed and acknowledged by Seller and, as appropriate, in recordable form acceptable in the state and county in which the Property is located.

               (b) Certificates of casualty and fire insurance for the Property and satisfactory evidence of all other insurance coverages as required pursuant to the Lease showing Purchaser as additional insured and loss payee thereunder, where appropriate, with appropriate provisions for prior notice to Purchaser in the event of cancellation or termination of such policies and otherwise in form and substance reasonably satisfactory to Purchaser.

               (c) Search Reports, dated not more than five (5) days prior to Closing, evidencing no UCC-1 Financing Statements or other filings in the name of Seller with respect to the Property which will remain on the Property after the Closing.

               (d) Such affidavits or letters of indemnity as the Title Company shall require in order to omit from the Title Insurance Policy all exceptions for unfiled mechanic's, materialman's or similar liens.

               (e) Any and all transfer declarations or disclosure documents, duly executed by the appropriate parties, required in connection with the Deed by any state, county or municipal agency having jurisdiction over the Property or the transactions contemplated hereby.

               (f) An opinion of Seller's counsel, dated as of the Closing Date, in the form of Exhibit J-1, attached hereto.

               (g) Such instruments or documents as are necessary, or reasonably required by Purchaser or the Title Company, to evidence the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the purchase and sale transaction contemplated hereby.

               (h) Such other documents as are reasonably required by Purchaser to carry out the terms and provisions of this Agreement.

               (i) Duplicates of keys, combinations, codes and security information to all locks on the Property in the possession of Seller, but not to include access to restricted areas, if any or areas with controlled substances, as such areas are designated in writing by Seller.

         8.2 Purchaser's Closing Obligations. At the Closing, Purchaser shall furnish and deliver to Seller, at Purchaser's expense, the following:

               (a) Federal Reserve, wire transfer funds or other immediately available collected funds, payable to the order, or at the direction, of Seller representing the cash portion of the Purchase Price due in accordance with
Section 3.1 herein.

               (b) The Closing Certificate and Lease, duly executed and acknowledged by Purchaser.

               (c) Such instruments or documents as are necessary, or reasonably required by Seller or the Title Company, to evidence the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase and sale transaction contemplated hereby.

               (d) An Opinion of Purchaser's counsel, dated as of the Closing Date, in the form of Exhibit J-2, attached hereto.

               (e) Such other documents as are reasonably required by Seller to carry out the terms and provisions of this Agreement.

               (f) All necessary approvals, consents, certificates and the like of third parties to the validity and effectiveness of the transaction contemplated hereby.


                                   ARTICLE IX

                              EXPENSES OF CLOSING

         9.1 Adjustments. There shall be no adjustment of taxes, assessments, water or sewer charges, gas, electric, telephone or other utilities, operating expenses, employment charges, premiums on insurance policies, rents or other normally proratable items, it being agreed and understood by the Parties that the Seller shall be obligated to pay such items under the terms of the Lease.

         9.2 Closing Costs. Seller shall pay (a) all title examination fees and premiums for the Title Policy; (b) the cost of the Search Reports; (c) the cost of the Survey; (d) any and all state, municipal or other documentary or transfer taxes payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or any agreement or commitment described or referred to herein; (e) Seller's legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by Seller hereunder, including without limitation, the cost of performance by Seller of its obligations hereunder; (f) the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein; and (g) all other costs and expenses which are required to be paid by Seller pursuant to other provisions of this Agreement. Purchaser shall pay (a) Purchaser's legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by Purchaser hereunder, including, without limitation, the cost of performance by Purchaser of its obligations hereunder; and (b) all other costs and expenses which are required to be paid by Purchaser pursuant to other provisions of this Agreement. Purchaser and Seller shall each be responsible for other costs in the usual and customary manner for this kind of transaction in the county where the Property is located.

         9.3 Commissions/Broker's Fees. Seller hereby represents and warrants to Purchaser that it has not contacted any real estate broker, finder or any other party in connection with this transaction, and that it has not taken any action which would result in any real estate broker's, finder's or other fees being due or payable to any party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contacted any real estate broker, finder or any other party in connection with this transaction, and that it has not taken any action which would result in any real estate broker's, finder's or other fees being due or payable to any party with respect to the transaction contemplated hereby. Each Party hereby indemnifies and agrees to hold the other Party harmless from any loss, liability, damage, cost or expenses (including reasonable attorneys' fees) resulting to such other Party by reason of a breach of the representation and warranty made by such Party herein.


                                   ARTICLE X

                              DEFAULT AND REMEDIES

         10.1  Seller's Default; Purchaser's Remedies.

               (a) Seller shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of Seller's warranties or representations set forth herein shall be untrue in any material respect when made or at Closing; or (ii) Seller shall fail to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, which, in either of such events, is not cured by Seller within ten (10) days following receipt by Seller of written notice of default from Purchaser.

               (b) In the event Seller shall be deemed to be in default hereunder Purchaser may, at Purchaser's sole option, do any one or more of the following: (i) terminate this Agreement by written notice delivered to Seller on or before the Closing; and/or (ii) enforce specific performance of this Agreement against Seller including Purchaser's reasonable costs and attorneys fees in connection therewith; and/or (iii) exercise any other right or remedy Purchaser may have at law or in equity by reason of such default including, but not limited to, the recovery of reasonable attorneys' fees incurred by Purchaser in connection herewith.

               (c) Upon the occurrence of any event deemed to be a default by Seller hereunder, all payments previously made by Purchaser to Seller or the Title Company hereunder shall be forthwith returned to Purchaser by the Title Company on receipt of written notice from Purchaser that Seller has defaulted under this Agreement, which written notice need not be accompanied by any other document or consent of any other party hereto. If such sums are to be returned to Purchaser in accordance with this Section 10.1(c), Seller shall promptly, on written request from Purchaser, execute and deliver such documents as may be required to cause the Title Company to return such sums to Purchaser.

         10.2  Purchaser's Default; Seller's Remedies.

               (a) Purchaser shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of Purchaser's warranties or representations set forth herein shall be untrue in any material respect when made or at Closing; or (ii) Purchaser shall fail to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, which, in either of such events, is not cured by Purchaser within ten (10) days following receipt by Purchaser of written notice of default from Seller.

               (b) In the event Purchaser shall be deemed to be in default hereunder Seller may, at Seller's sole option, do any one or more of the following: (i) terminate this Agreement by written notice delivered to Purchaser on or before the Closing; and/or (ii) enforce specific performance of this Agreement against Purchaser including Seller's reasonable costs and attorneys fees in connection therewith; and/or (iii) exercise any other right or remedy Seller may have at law or in equity by reason of such default including, but not limited to, the recovery of reasonable attorneys' fees incurred by Seller in connection herewith.

               (c) Upon the occurrence of any event deemed to be a default by Purchaser hereunder, all payments previously made by Purchaser to Seller or the Title Company hereunder shall be forthwith paid to Seller by the Title Company on receipt of written notice from Seller that Purchaser has defaulted under this Agreement, which written notice need not be accompanied by any other document or consent of any other party hereto. If such sums are to be paid to Seller in accordance with this Section 10.1(c), Purchaser shall promptly, on written request from Seller, execute and deliver such documents as may be required to cause the Title Company to pay such sums to Seller.


                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1 Survival. All of the representations, warranties, covenants, agreements and indemnities of Seller and Purchaser contained in this Agreement, to the extent not performed at the Closing, shall survive the Closing for the period of one (1) year after the Closing Date and shall not be deemed to merge upon the acceptance of the Deed by Purchaser.

         11.2 Right of Assignment. Neither this Agreement nor any interest herein may be assigned or transferred by Purchaser to any person, firm, corporation or other entity without the prior written consent of Seller, which consent may be given or withheld in the sole discretion of Seller.

         11.3 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person,
(b) sent by certified mail, return-receipt requested or (c) delivered by a recognized national delivery service and addressed as follows:

If intended for Seller:        Wackenhut Corrections Corporation
                               4200 Wackenhut Drive, Suite 100
                               Palm Beach Gardens, FL  33410-4243
                               Phone: (561) 622-5656

                               Attention:  Dr. George C. Zoley

With a copy to:                Akerman, Senterfitt & Eidson, P.A.
                               One SE Third Avenue
                               Miami, Florida 33131
                               Phone: (305) 374-5600
                               Attention: Bruce I. March, Esq.

If intended for Purchaser:     CPT Operating Partnership L.P.
                               4200 Wackenhut Drive
                               Palm Beach, FL  33410-4243
                               Attention: Mr. Charles R. Jones

With a copy to:                Josias, Goren, Cherof, Doody & Ezrol, P.A.
                               3009 East Commercial Blvd., Suite 200
                               Ft. Lauderdale, FL  33308
                               Phone:  (954) 771-4500
                               Attention: Donald J. Doody, Esq.

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly received if delivered in person or by a recognized national delivery service, when delivered to the address of the recipient, if sent by mail, on the date of receipt by the recipient as shown on the return-receipt card; provided that if a notice, request or other communication is served by hand on a day which is not a Business Day, or after 5:00 P.M. on any Business Day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first Business Day thereafter.

         11.4 Entire Agreement; Modifications. This Agreement embodies and constitutes the entire understanding between the Parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         11.5 Applicable Law. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA. The Parties agree that jurisdiction and venue for any litigation arising out of this Agreement shall be in the Courts of Palm Beach County, Florida or the U.S. District Court for the Southern District of Florida and, accordingly, consent thereto.

         11.6 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

         11.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

         11.8 Extension of Dates. Notwithstanding anything to the contrary contained in this Agreement, if Seller shall fail to deliver any document or item required pursuant to any of the terms and provisions of Article IV and/or
Article V within the applicable time period required, Purchaser, at its option, shall have the right to extend the date of expiration of the Review Period and correspondingly the date of Closing by the number of days elapsing from the date such items were required to be delivered and the date such items were actually delivered to Purchaser. Nothing herein shall diminish Seller's obligation to timely furnish such items.

         11.9 Time is of the Essence. With respect to all provisions of this Agreement, time is of the essence. However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

         11.10 Waiver of Conditions. Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

         11.11 Memorandum of Option. Upon request of Purchaser, Seller agrees to execute a memorandum of option, in form and substance reasonably satisfactory to the Parties, suitable for recording, evidencing the granting of the Option herein contained.

         11.12 Liability of General Partner of Purchaser. Seller acknowledges that Purchaser has disclosed that the general partner of Purchaser (the "General Partner") is a Maryland business trust formed pursuant to a Declaration of Trust, as amended, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, which provides that no trustee, officer, shareholder, employee or agent of the General Partner shall be held personally liable under any written instrument creating an obligation of, or claim against, the General Partner and that all persons dealing with the General Partner, in any way, shall look only to the assets of the General Partner for the payment of any sum or the performance of any obligation. Seller agrees that any liability of the General Partner or any trustee, officer, shareholder, employee or agent acting on behalf of the General Partner arising out of this Agreement or the performance by Purchaser of its obligations hereunder is limited to the assets of the General Partner in accordance with the above Declaration of Trust.

         EXECUTED to be effective as of the date shown on the front cover hereof.



                          PURCHASER:

                          CPT OPERATING PARTNERSHIP L.P.

                          By: Correctional Properties Trust, a Maryland real estate investment trust, its General Partner


                               By:
                                  -------------------------------------------
                                          Charles R. Jones, President

                               Date:
                                    -----------------------------------------

                               Purchaser's Tax I.D. Number:
                                                           ------------------



                          SELLER:

                          WACKENHUT CORRECTIONS
                          CORPORATION


                          By:
                             ------------------------------------------------
                                George C. Zoley, Vice Chairman of the Board

                          Date:
                               ----------------------------------------------

                          Seller's Tax I.D. Number:
                                                   --------------------------

                           AGREEMENT OF TITLE COMPANY



      By its execution of this Agreement, the Title Company agrees to: (a) timely file a return with the Internal Revenue Service on Form 1099-B, Form 1099-S and/or such other form or forms as the Internal Revenue Service may by form or regulation require, and (b) furnish Purchaser with a written statement showing the name and address of the Title Company and the information shown on such form or forms with respect to Purchaser, and (c) comply with the provisions of the Agreement which are applicable to the Title Company. Such form or forms shall be filed in order that the parties to this transaction will be in compliance with Section 6045 of the Internal Revenue Code of 1986, as amended. Purchaser and Seller shall each provide their taxpayer identification numbers to the Title Company so that such information may be included in the form or forms filed by the Title Company.


                                       ______________ TITLE INSURANCE
                                         CORPORATION


                                       By:
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------

                                LIST OF EXHIBITS

Exhibit A         -        Real Property Description

Exhibit B         -        Bill of Sale and Assignment

Exhibit C         -        Certificate of Non-Foreign Status

Exhibit D         -        Closing Certificate

Exhibit E         -        Deed

Exhibit F         -        Excluded Personal Property

Exhibit G         -        Master Agreement to Lease and Lease Agreement

Exhibit H         -        Personal Property

Exhibit I         -        Surveyor's Certificate

Exhibit J-1       -        Opinion of Seller's Counsel

Exhibit J-2       -        Opinion of Purchaser's Counsel